Exhibit 10.3

CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (the "Agreement") dated this 1st day of April, 2017

BETWEEN:
Fearless Films, Inc. of 467 Edgeley Blvd, Unit 2, Concord, Ontario, L4K 4E9
(the "Client")
- AND -
Dennis dos Santos of 34 -1 1180 Walden Circle, Mississauga, Ontario, L5J 4J9
(the "Consultant").
BACKGROUND:
A.	The Client is of the opinion that the Consultant has the necessary qualifications, experience and abilities to provide consulting services to the Client.
B.	The Consultant is agreeable to providing such consulting services to the Client on the terms and conditions set out in this Agreement.
IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Consultant (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:
Services Provided
1.	The Client hereby agrees to engage the Consultant to provide the Client with the following consulting services (the "Services"):
•
The initial job title of the Consultant will be the following: President and CEO. The initial job duties the Consultant will be expected to perform will be the following:

Overall responsibility for all of the company, including management of the public company needs..

2.	The Services will also include any other consulting tasks which the Parties may agree on. The Consultant hereby agrees to provide such Services to the Client.

Term of Agreement.
3.	The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect indefinitely until terminated as provided in this Agreement.
4.	In the event that either Party wishes to terminate this Agreement, that Party will be required to provide 150 days' written notice to the other Party.
5.
In the event that either Party breaches a material provision under this Agreement, the non-defaulting Party may terminate this Agreement immediately and require the defaulting Party to indemnify the non-defaulting Party against all reasonable damages.

6.	This Agreement may be terminated at any time by mutual agreement of the Parties.
7.	Except as otherwise provided in this Agreement, the obligations of the Consultant will end upon the termination of this Agreement.
Performance
8.	The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.
Currency
9.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (United States Dollars)
Compensation
10.	The Consultant will charge the Client for the Services as follows (the "Compensation"):

1. Compensation paid to the Consultant for the services rendered by the Consultant as required by this Agreement (the "Compensation") will include a salary of US $8,200.00 (dollars) per month.

2. This Compensation will be payable once per month while this Agreement is in force. The Client is entitled to deduct from the Consultant's Compensation, or from any other compensation in whatever form, any applicable deductions and remittances as required by law.

 3. The Consultaant understands and agrees that any additional remuneration paid to the Consultant in the form of bonuses or other similar incentive remuneration will rest in the sole discretion of the Client and that the Consultant will not earn or accrue any right to incentive remuneration by reason of the Consultant's engagement.

4. The Client will reimburse the Consultant for all reasonable expenses, in accordance with the Client's lawful policies as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by the Consultant in connection with the business of the Client. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.
11.	Invoices submitted by the Consultant to the Client are due within 15 days of receipt.
Reimbursement of Expenses
12.	The Consultant will be reimbursed from time to time for reasonable and necessary expenses incurred by the Consultant in connection with providing the Services.
13.	Pre-approval is not required for expenses.
Confidentiality
14.
Confidential information (the "Confidential Information") refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

15.
The Consultant agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Consultant has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the term of this Agreement and will survive indefinitely upon termination of this Agreement.

16.
All written and oral information and material disclosed or provided by the Client to the Consultant under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Consultant.

Ownership of Intellectual Property
17.
All intellectual property and related material (the "Intellectual Property") that is developed or produced under this Agreement, will be the property of the Consultant. The Client is granted a non-exclusive limited-use license of this Intellectual Property.

18.	Title, copyright, intellectual property rights and distribution rights of the Intellectual Property remain exclusively with the Consultant.
Return of Property
19.	Upon the expiry or termination of this Agreement, the Consultant will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.
Capacity/Independent Contractor
20.
In providing the Services under this Agreement it is expressly agreed that the Consultant is acting as an independent contractor and not as an employee. The Consultant and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

Notice
21.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:
a.	Fearless Films, Inc. 467 Edgeley Blvd, Unit 2, Concord, Ontario, L4K 4E9
b.	Dennis dos Santos 34 -1 1180 Walden Circle, Mississauga, Ontario, L5J 4J9
or to such other address as either Party may from time to time notify the other.

Indemnification
22.
Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

Modification of Agreement
23.
Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

Time of the Essence
24.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.
Assignment
25.	The Consultant will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.
Entire Agreement
26.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.
Enurement
27.	This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

Titles/Headings
28.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.
Gender
29.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.
Governing Law
30.	This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario.
Severability
31.
In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Waiver
32.
The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

 IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 1st day of April, 2017.

Fearless Films, Inc. Per:____________________________ (Seal)
_______________________________ Dennis dos Santos